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Briefing Documents Posted for FDA Committee Review of Genasense® New
Drug Application

BERKELEY HEIGHTS, NJ – September 5, 2006 – Genta Incorporated (Nasdaq: GNTA) announced today that the Food and Drug Administration (FDA) has made public the briefing documents for the Oncology Drug Advisory Committee’s (ODAC) review of the New Drug Application (NDA) for Genasense® (oblimersen sodium) Injection plus chemotherapy for the treatment of patients with relapsed or refractory chronic lymphocytic leukemia.  The ODAC meeting will discuss the Genasense application on September 6, 2006 beginning at 8:00 a.m. EDT.

The documents can be accessed at the Center for Drug Evaluation & Research section of the FDA’s website using the following link:  http://www.fda.gov/ohrms/dockets/ac/cder06.html#OncologicDrugs.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program.  The Company has submitted a New Drug Application (NDA) to the Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL). Genta has also completed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma.  The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Forward-looking statements include, without limitation, statements about:

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the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

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the safety and efficacy of the Company’s products;

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the commencement and completion of clinical trials;

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the Company’s ability to develop, manufacture and sell its products;

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the adequacy of the Company’s capital resources and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

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the adequacy of the Company’s patents and proprietary rights;

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the impact of litigation that has been brought against the Company and its officers and directors;

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the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2005 and its most recent Quarterly Report on Form 10-Q.

SOURCE: Genta Incorporated

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Investor Relations

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Greg Tiberend

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Richard Lewis Communications, Inc.

info@genta.com

(212) 827-0020

(908) 286-3980